Exhibit 10.2

Separation Agreement

THIS SEPARATION AGREEMENT (this “Agreement”), dated as of January 3, 2025, is entered into by and between Champion Homes, Inc. (the “Company”), and Mark J. Yost (the “Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company pursuant to that certain Employment Agreement, dated as of June 1, 2019 (the “Employment Agreement”), by and between the Company and the Executive;

WHEREAS, the parties have mutually agreed and determined that the Executive’s employment with the Company will cease as of December 13, 2024 (the “Termination Date”); and

WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s separation from service with the Company on the Termination Date and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.
Separation from Service. The Company and the Executive hereby acknowledge and agree that the Executive’s employment with the Company shall terminate on the Termination Date. The Termination Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of the Employment Agreement and any applicable plans or programs. The Executive further acknowledges that, effective on the Termination Date and by virtue of executing this Agreement, and without any further action by the Executive, the Executive hereby resigns the Executive’s position as President and Chief Executive Officer of the Company, as a member of the Board of Directors of the Company, and as a member of the board of directors of, or as a director, manager, officer, or any other position with, any subsidiary or affiliate of the Company. Executive will cooperate with the Company and each of its subsidiaries and affiliates to perform all acts and shall execute all additional documents that may be requested to reflect the foregoing resignations effective on the Termination Date.
2.
Separation Payments and Benefits.
(a)
Accrued Obligations. The Executive shall receive (i) a payment equal to all earned, but unpaid, Base Salary and accrued, but unused, vacation time earned in accordance with applicable law and Company policy through the Termination Date, payable in accordance with the Company’s regular payroll practices on the Company’s next regular pay date following the Termination Date (or earlier, if so required by applicable law) and (ii) any business expenses incurred by the Executive but unreimbursed on the Termination Date, provided that (A) such expenses and required substantiation and documentation are submitted within sixty (60) days of the Termination Date and (B) such expenses are reimbursable under Company policy. Following the Termination Date, the Executive shall also be entitled to any vested amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements and applicable law.
(b)
Severance Pay and Benefits. Subject to (i) the Executive’s continued compliance with the Restrictive Covenants, (ii) the Executive’s signing and returning to the Company this Agreement within twenty-one (21) days following the Date of Receipt (as defined below) and the occurrence of the ADEA Release Effective Date (as defined below), and (iii) the Executive’s compliance with the terms and conditions of this Agreement, the Company shall provide the Executive with (A) a taxable amount equal to the sum of 2.0x the Executive’s Base Salary (i.e., $780,000 per year and $1,560,000 total) to be paid in substantially equal installments in accordance with the Company’s regular payroll practices over twenty-four (24) months following the Termination Date commencing no later than sixty (60) days following the Termination Date, (B) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a taxable payment in an amount equal to the monthly COBRA premium charged for the COBRA coverage elected by the Executive for himself and, if applicable, his dependents under the Company’s group medical and dental care plan (which amount will be based on the premium for the first month of the Executive’s COBRA coverage, and, such amount, the “Company’s Contribution Amount”) multiplied by twenty-four (24), which payment will be made in twenty-four (24) substantially equal monthly installments commencing no later than sixty (60) days following the Termination Date; provided, however, that if the Executive is not permitted to continue such COBRA participation, then the Company shall pay to medical and dental insurance providers designated by the Executive the Company’s Contribution Amount in which Executive is not permitted to continue such COBRA participation during the period between the Termination Date and the date that is twenty-four (24) months following the Termination Date, and (C) a taxable amount equal to the annual bonus at Target Bonus (i.e., $1,037,400) for both (I) the Company’s fiscal year in which the Termination Date occurs and (II) the immediately following Company fiscal year, and such bonus shall be payable at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of the Termination Date. Executive acknowledges that it shall be Executive’s sole responsibility to timely elect COBRA coverage, and nothing herein shall promise or extend any period of coverage under COBRA or any Company medical or dental care plan. Executive shall be entitled to the benefits under the Company’s Employee Home Purchase Discount Policy so long as an order is placed prior to December 31, 2025.
3.
Incentive Equity.
(a)
Restricted Stock Units. Pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”) and the Executive’s Restricted Stock Unit Agreements (the “RSU Agreements”) dated as of January 13, 2022, March 20, 2023, and March 29, 2024, the Executive was granted 87,889 Restricted Stock Units (as defined in the applicable RSU Agreement). The Executive acknowledges and agrees that in connection with this Agreement and pursuant to the Plan and the applicable RSU Agreement, 29,297 Restricted Stock Units will vest on the Termination Date and the remaining 30,094 unvested Restricted Stock Units will be automatically forfeited for no consideration as of the Termination Date.

(b)
Performance Stock Units. Pursuant to the Plan and the Executive’s Performance Stock Unit Agreements (the “PSU Agreements”) dated as of January 13, 2022, March 20, 2023, and March 29, 2024, the Executive was granted 87,889 PSUs (as defined in the applicable PSU Agreement). The Executive acknowledges and agrees that in connection with this Agreement and pursuant to the Plan and the applicable PSU Agreement, a percentage of such PSUs (the “Qualifying PSUs”) will remain outstanding and eligible to vest, with such percentage equal to the quotient of (i) divided by (ii), where (i) equals the number of days from the first day of the Performance Period (as defined in the applicable PSU Agreement) through the Termination Date, and (ii) equals the total number of days in the Performance Period. Any PSUs that do not remain outstanding and eligible to vest will be automatically forfeited for no consideration as of the Termination Date and any Qualifying PSUs that have not vested by the one-year anniversary of the Termination Date will at such time immediately and automatically terminate and be forfeited with no consideration due to the Executive.
4.
Restrictive Covenants; Confidentiality. The Company and the Executive acknowledge and agree that the restrictive covenants set forth in Sections 7 and 9 of the Employment Agreement, Exhibit A of the RSU Agreements, and Exhibit B of the PSU Agreements shall remain in full force and effect following the Termination Date in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement or any other agreement between the parties or any other policies of the Company or its affiliates shall prohibit or restrict the Executive or the Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the parties or any other policies of the Company or its affiliates prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement or the Restrictive Covenants is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
5.
Release.
(a)
The Executive agrees that, to the maximum extent permitted by law, the Executive, on behalf of the Executive, and the Executive’s heirs, beneficiaries, administrators,

executors, trustees and assigns, shall, and hereby does, forever and irrevocably release and discharge the Company and each of its past, present and future parents, subsidiaries, affiliates, and portfolio companies, and each of their past, present and future owners, officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, insurers, attorneys, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which the Executive or any of the Executive’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which the Executive executes this Agreement; (ii) arising out of, or relating to, the Executive’s employment with any Released Parties; (iii) arising out of, or relating to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to the Executive or in which the Executive may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, the Executive’s termination of employment from any of the Released Parties; and/or (v) arising out of, or relating to, the Executive’s status as an employee, member, officer or director of any of the Released Parties, including, but not limited to, any allegation, Claim or violation, arising under any federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.
(b)
Notwithstanding anything in this Agreement to the contrary, the Executive’s release of Claims under the Age Discrimination in Employment Act, as amended (the “ADEA Release”) shall only become effective upon: (i) the Executive’s separate signature set forth on the signature page of this Agreement reflecting the Executive’s assent to the Executive’s release of Claims under the ADEA within twenty-one (21) days from the date of the Executive’s receipt of this Agreement, which was December 13, 2024 (the “Date of Receipt”) and (ii) the Executive’s non-revocation of the ADEA Release (7) calendar days after the date on which the Executive initially executes the ADEA Release. The parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart the time period described in subsection (i). Provided that the Executive does not revoke the Executive’s execution of this Agreement for purposes of the ADEA Release within such seven (7) day revocation period, this ADEA Release will become effective on the eighth (8th) calendar day after the date on which the Executive signs this Agreement for purposes of the ADEA Release (the “ADEA Release Effective Date”).
(c)
The Executive represents and agrees that the Executive has not, by himself or on the Executive’s behalf, instituted, prosecuted, filed, or processed any litigation, Claims or proceedings against the Company or any Released Parties, nor has the Executive encouraged or assisted anyone to institute, prosecute, file, or process any litigation, Claims or proceedings against the Company or any Released Parties. Nothing in this Section 5 shall release or impair (i) any Claim or right that may arise after the date of this Agreement; (ii) any vested benefits under a 401(k) plan on or prior to the Termination Date; (iii) any Claim or right the Executive may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise; and (iv) any Claim which by law cannot be waived. Nothing in this Agreement is intended to prohibit or restrict the Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency; provided that the Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit the Executive from receiving any monetary award to which the Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(d)
The Executive understands that the Executive may later discover Claims or facts that may be different than, or in addition to, those which the Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or the Executive’s decision to enter into it. The Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
6.
Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent the Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or any of its affiliates or subsidiaries, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Termination Date would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Executive on the earlier of the six (6) month anniversary of the Termination Date or death. To the extent the Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of the Termination Date or death. To the extent any expense reimbursement (including, without limitation, any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
7.
Miscellaneous.

(a)
Successors and Assigns; Third-Party Beneficiaries. The Executive and the Company agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors, and administrators of the Executive. This Agreement may not be assigned by the Executive. The Company may freely assign all rights and obligations of this Agreement to any affiliate or successor (including to a purchaser of assets). The Released Parties are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.
(i)
Preservation. The Executive acknowledges and agrees that the Executive has returned, or will return within two (2) days after signing this Agreement, all Company property and non-public, confidential, proprietary and/or trade secret information in the Executive’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords; PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, text messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which the Executive prepared or obtained during the course of the Executive’s employment with the Company. To the extent any Company information or related communications exist on the Executive’s personal mobile devices (e.g., mobile phone, laptop, or iPad), the Executive shall make these devices available to the Company for collection. If the Executive discovers any (A) property of the Company, (B) non-public, confidential, proprietary and/or trade secret information, or (C) information potentially relevant for any Company Review in the Executive’s possession after the Termination Date, the Executive shall preserve such information and promptly provide such information to the Company.
(b)
Governing Law; Waiver of Jury Trail. Section 19 of the Employment Agreement are incorporated by reference, mutatis mutandis, as though fully set forth herein. As a specifically bargained for inducement for each of the parties to enter into this Agreement, the Company and the Executive (after having the opportunity to consult with counsel) hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.
(c)
Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and the Executive. From and after the Termination Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement (except as explicitly provided in Sections 4 and 7(a)).
(d)
Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Champion Homes, Inc.

755 W. Big Beaver Rd #1000

Troy, MI 48084

Attn: Corporate Secretary

If to the Executive:

At the most recent address listed in the Company’s books and records.

(e)
Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
(f)
Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(g)
Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Agreement in any other jurisdiction, it being the intent of the parties that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
(h)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHAMPION HOMES, INC.

By: ________________________________
Name: Eddie Capel
Title: Board Chairman

EXECUTIVE

____________________________________
Mark J. Yost

AGREED AND ACKNOWLEDGED WITH RESPECT TO ADEA RELEASE

EXECUTIVE

____________________________________
Mark J. Yost Date

[Signature Page to Separation Agreement]